                                                                      EXHIBIT 99


  SS&C Reports 73% Increase in Total Revenues for Q2 '98 Over Q2 '97- License
                          Revenues for Q2 Increase 55%

WINDSOR, Conn.--(BUSINESS WIRE)--July 16, 1998--SS&C Technologies, Inc. (NASDAQ:SSNC - news) today announced record license and total revenues for its quarter ended June 30, 1998. The Company reported second quarter revenues of $18.1 million, representing a 73% increase from the $10.5 million reported for the same quarter of the prior year, and a 56% increase over the $11.6 million for first quarter 1998. License revenues increased to $9.0 million in the second quarter 1998, from $5.8 million for the same quarter of the prior year, and from $5.8 million for the first quarter 1998, representing an increase of 55% over both periods. Net income for the second quarter 1998, excluding one-time charges primarily related to the previously announced acquisition of Savid International, Inc., was $1.4 million or $0.09 diluted earnings per share, as compared with $0.9 million or $0.07 diluted earnings per share for the same period in 1997. Including one-time charges, net income and diluted earnings per share for second quarter 1998 were $0.9 million and $0.06, respectively.

For the six months ended June 30, 1998, total revenues were $29.7 million, a 65% increase over the $18.0 million reported for the comparable period of 1997. Net income for the first six months of 1998, excluding one-time acquisition-related charges, was $2.2 million or $0.14 diluted earnings per share, as compared with $0.7 million or $0.05 diluted earnings per share for the comparable period in 1997. Including one-time charges, the net loss and diluted loss per share for the first six months of 1998 were $3.1 million and $0.20, respectively.

"We are pleased about our continued momentum and results for the second quarter. In addition to record license and total revenues, maintenance and professional services revenues were up 118% and 74% over Q2 last year,'' said William C. Stone, Chairman & CEO. "Our operating and financial numbers are robust; cash and marketable securities and current ratio remain strong, with minimal debt levels. DSOs, for instance, during the quarter, dropped from 155 days to 100 days as we collected on receivables which included those associated with the Quantra acquisition, and negotiated favorable terms on new license sales.''

Earnings announced for the quarter and year-to-date periods do not include any results attributable to SS&C's equity investment in GFI Caminus, which closed on May 1, 1998, including any write-off of in-process research and development attributable to GFI Caminus' acquisition of two companies. SS&C will report its share of the results of GFI Caminus on the equity method with a delay of one quarter from GFI Caminus' actual results.
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Company Expansion

The company moved into new world headquarters in Windsor, CT in June to facilitate organic growth and growth due to the recent acquisitions. The London and New York offices, which are also growing rapidly, also moved into larger space. The total workforce for SS&C is now over 450 employees.

"SS&C continues to strengthen our international development operations in Toronto, Amsterdam, Malaysia, and London. We are rapidly putting into place a global infrastructure to continue to compete on a global level. The strong growth and market demand we've seen give us optimism that our strategy is working,'' remarked Bill Stone.

New Clients

During the quarter, New York-based Metropolitan Life Insurance Company (MetLife), Los Angeles-based SunAmerica Inc. [NYSE:SAI - news], and New York-based Rabobank International N.A., as well as San Francisco-based Osterweis Capital Management, Inc., another former WinDX user, selected CAMRA 2000(tm) as their investment management solution.

"We conducted a thorough analysis of our portfolio accounting, management, and trading requirements and an extensive market search of software vendors. We concluded that the wide range of SS&C products, especially with the addition of Shepro Braun, offered the most comprehensive and versatile functionality currently available,'' stated Pamela Jones, Chief Financial Officer at Osterweis. "We have chosen to partner with SS&C due to the strength of their products, and we have confidence that the management team at SS&C can continue to meet the growing needs of the financial community.''

SS&C's international business continues to grow as well, highlighted by new clients, including: Milan-based San Paolo Fondi Gestioni Mobiliari SpA, and Kuala Lumpur-based Permodalan RISDA Berhad.

Product Upgrades & Releases

SS&C continues to invest heavily in research and development - in the quarter, 28 cents of every revenue dollar was invested in the Company's extensive product line. The Company continues to execute on its long-term plan of adding powerful new products for the institutional investor, and on delivering its Straight-Through Processing (STP) solution.

During the quarter, SS&C signed two new Antares(tm) licenses, and began shipping Antares, its real-time, event-driven trade order management and P&L reporting system. In addition, several beta sites moved into production. Antares is fully
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integrated with SS&C's Total Return(tm) hedge fund accounting system, and the
Company expects integration with CAMRA 2000 this fall.

During the second quarter, the Company also continued distribution of its CAMRA 2000 ``S,'' version among its CAMRA 2000 client base. CAMRA 2000 S offers the Microsoft SQL Server database option. SS&C also rolled out PTS 2000(tm) version 98.0, which features a five-factor model, equity indexed annuity modeling capabilities, and an enhanced liability model generator.

"We are seeing our vision of Straight-Through Processing become reality as Antares has moved into production,'' stated Mr. Stone. "Antares is now generally available, and our continued heavy investment in R&D is the key to delivering new and updated software to meet the changing needs of institutional investors.''

SS&C's third quarter development plans include bringing SKYLINE(R) for Windows and PRO-Ject(R) 2.0 to market, both scheduled for release during the middle of the third quarter. Later in the third quarter, SS&C plans to roll out CAMRA 2000 version 3.0, which will include upgrades to several key modules.

Corporate Alliances

During the second quarter, SS&C completed the acquisition of New York-based Savid International, Inc., a leading supplier of PC/LAN-based financial software specifically for corporate and institutional debt and derivative portfolios. The acquisition brings to SS&C enhanced capabilities for CAMRA 2000, specifically in handling derivative instruments, and extends the Company's client base in the corporate treasury, banking, government, and financial institution markets. SS&C recently announced several clients who have upgraded to new versions of the new product, CAMRA 2000 Derivatives(tm), also known as The Savid System(tm).

SS&C also announced a strategic alliance with GFI Caminus, a new enterprise providing comprehensive consulting services and software technology to the power and gas trading business. The strategic alliance includes an exclusive license with GFI Caminus to market SS&C's asset management software products within the energy-related markets. SS&C is an equity investor in the venture.

"We continue to pursue acquisitions and strategic alliances which enhance our ability to deliver Straight-Through Processing to a broad range of sophisticated asset managers,'' continued Mr. Stone. "The Savid acquisition increases our capabilities in the area of derivative STP. And, we believe the tremendous activity in the electric power and gas trading markets has created, essentially, the raw material for a new asset class, which we expect will require the comprehensive technology capabilities of SS&C, and which will be enhanced by our relationship with GFI Caminus.''

Headquartered in Windsor, CT, with offices in the US, Canada, Europe, and Asia, SS&C is a leading provider of financial software solutions, services, and expertise to asset managers worldwide. SS&C primarily targets its products and services to large-scale, sophisticated investment enterprises who use the trading, accounting, reporting, and analysis solutions to manage, in aggregate, more than $2 trillion in assets. Full Company information is located at www.ssctech.com

This document contains certain forward-looking statements relating to the integration of Antares with CAMRA 2000 and the introduction of SKYLINE for Windows, PRO-Ject, and CAMRA 2000 Version 3.0. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, delays in product development, undetected software errors or bugs, fluctuations in customer demand, timing, size and nature of individual license transactions, intensity of competition from other application vendors, and general economic and industry conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including without limitation, the Company's Annual Report and Form 10-K for the year ended December 31, 1997.

                   SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                (in thousands)

                                             June 30,    December 31,
                                               1998          1997
ASSETS
Current assets:
      Cash and cash equivalents               $11,402       $23,660
      Marketable securities                    35,649        35,058
      Accounts receivable, net                  9,510         7,591
      Unbilled accounts receivable, net         9,595         5,472
      Income taxes                                478         1,157
      Other                                     2,977         1,563

                Total current assets           69,611        74,501

Property and equipment, net                     7,458         4,018
Unbilled accounts receivable -
related party                                     316           420
Unbilled accounts receivable, net                 794           828
Deferred income taxes                           5,919         3,205
Intangibles, investments and
 other assets                                   8,617         2,336

                Total assets                  $92,715       $85,308

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Current portion of long-term debt
       - related party                        $   527       $   668
      Current portion of long-term debt             -           313
      Accounts payable                          1,917         1,440
      Accrued bonus payable                       839         1,663
      Deferred licensing and professional
       services revenues                        1,622         1,618
      Accrued expenses                          3,195         4,077
      Deferred maintenance revenues             9,485         7,528

                Total current liabilities      17,585        17,307

Long-term debt
      Related party                               250           250

                Total liabilities              17,835        17,557

Stockholders' equity:
      Common stock                                145           137
      Additional paid-in capital               79,297        69,089
      Accumulated deficit                      (4,562)       (1,475)

        Total stockholders' equity             74,880        67,751

        Total liabilities and
          stockholders' equity                $92,715       $85,308

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                   SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (unaudited)
            (in thousands, except share and per share information)

                                   Three Months Ended   Six Months Ended

                                   June 30,  June 30,  June 30,  June 30,
                                     1998      1997      1998      1997
Revenues:
 Software licenses                 $ 8,971   $ 5,797   $14,765    $ 8,801
 Maintenance                         4,802     2,200     8,009      4,355
 Professional services               4,365     2,508     6,954      4,880

     Total revenues                 18,138    10,505    29,728     18,036

Cost of revenues:
 Software licenses                      42       329       313        604
 Maintenance                         1,438       785     2,210      1,621
 Professional services               2,881     1,429     4,667      2,886

     Total cost of revenues          4,361     2,543     7,190      5,111

Gross profit                        13,777     7,962    22,538     12,925

Operating expenses:
 Selling and marketing               4,136     2,932     7,955      5,130
 Research and development            5,091     2,382     7,930      4,631
 General and administrative          3,013     1,984     4,458      3,047
 Write-off of purchased
  in-process research
      and development                  720        --     7,980         --

  Total operating expenses          12,960     7,298    28,323     12,808

Operating income (loss)                817       664    (5,785)       117

Interest and other income, net         519       572     1,111      1,021

Income before income taxes           1,336     1,236    (4,674)     1,138
Provision for income taxes             454       334    (1,587)       404

Net income (loss)                  $   882   $   902   $(3,087)   $   734

Basic earnings per share           $  0.06   $  0.07   $ (0.22)   $  0.05

Basic weighted average
 number of common
   shares outstanding               14,501    13,506    14,198     13,462

Diluted earnings per share         $  0.06   $  0.07   $ (0.20)   $  0.05

Diluted weighted average
number of common and common
equivalent shares outstanding       15,702    13,841    15,229     13,817

Contact:

     SS&C Technologies, Inc.
     Peg Berry, 860-298-4551
     Cindy Lawrence, 212-303-7611